As filed with the Securities and Exchange Commission on July 14, 2009
Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CRESCENT FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

NORTH CAROLINA	56-2259050
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1005 High House Road
Cary, North Carolina 27513
(919) 460-7770
(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

Crescent State Bank 401(k) Plan
 (Full title of the plan)

MICHAEL G. CARLTON
PRESIDENT AND CHIEF EXECUTIVE OFFICER
CRESCENT FINANCIAL CORPORATION
1005 HIGH HOUSE ROAD
CARY, NORTH CAROLINA 27513
(919) 460-7770
(Name and address of agent for service)

WITH COPIES TO:
TODD H. EVESON, ESQ.
GAETA & EVESON, P.A.
8305 FALLS OF NEUSE ROAD, SUITE 203
RALEIGH, NORTH CAROLINA 27615
(919) 845-2558

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

☐	Large accelerated filer
☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)
☒	Smaller reporting company

CALCULATION OF REGISTRATION FEE (1)
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)

Common Stock	100,000	$3.69	$369,000	$20.59
$1.00 Par Value

Interests in the Plan(2)	—	—	—	—

(1)
Pursuant to Rule 457(c) and Rule 457(h), the Aggregate Offering Price and the Registration Fee have been calculated on the basis of the maximum number of shares to be issued under the Plans and an Offering Price equal to the average of the high and low prices reported on July 9, 2009.

(2)
Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Employee Benefit Plan (the “Plan”) described herein.

PART I.      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Explanatory Note

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I (Items 1 and 2) of Form S-8.  The documents containing the information specified in Part I will be delivered to participants in the Crescent State Bank Employees’ 401(k) Plan as required by Rule 428(b) under the Securities Act of 1933 (“Securities Act”).  Such documents are not being filed with the Commission as part of this Registration Statement or prospectuses or prospectus supplements pursuant to Rule 424.

PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by Registrant with the Commission under the Securities Act of 1933 are incorporated herein by reference:

(a)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008;

(b)	Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2009;

(c)	Plan Financial Statements on Form 11-K for the year ended December 31, 2008;

(d)	Registrant’s Current Report on Form 8-K (filed January 14, 2009); and

(e)	The description of the Registrant’s common stock contained in its Registration Statement on Form S-3 (Reg. No. 333-157137) filed on February 26, 2009.

In addition, all documents subsequently filed with the Commission by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents.  Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supercedes such statement.  Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable

Item 5.  Interests of Named Experts and Counsel

None

Item 6.  Indemnification of Directors and Officers

Registrant is incorporated under the laws of the State of North Carolina.  North Carolina’s Business Corporation Act (the “BCA”) contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

The BCA permits a corporation, with certain exceptions, to indemnify a current or former officer or director against liability if he or she acted in good faith and he or she reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests; (ii) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A corporation may not indemnify an officer or director in connection with a proceeding by or in the right of the corporation in which he or she was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him or her, whether or not involving action in his official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such reasonable expenses incurred which the court shall deem proper.

The BCA requires a corporation to indemnify an officer or director in the defense of any proceeding to which he or she was a party against reasonable expenses to the extent that he or she is wholly successful on the merits or otherwise in his or her defense.  Indemnification under the BCA generally shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he or she met the applicable standard of conduct.  Such determination may be made by; or  (i) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; or (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time party to such proceeding; or (iii) if such quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iv) by the stockholders of the corporation.

The BCA permits a corporation to provide for indemnification of directors and officers in its Articles of Incorporation or Bylaws or by contract or otherwise, against liability in various proceedings, and to purchase and maintain insurance policies on behalf of these individuals.  The Articles of Incorporation of the Registrant provide that current and former directors, officers, employees and agents of the Registrant, who are, were, or are threatened to be made a party to any threatened, pending or completed civil, criminal, administrative, investigative, or arbitrative action, suit or proceeding or appeal, shall be indemnified and held harmless to the fullest extent permitted by law.  This indemnification provided by the Registrant’s Articles of Incorporation applies to all liability and expense, including, but not limited to, attorney’s fees, judgments, fines, excise taxes, settlement amounts, and attorney’s fees associated with the enforcement of such indemnification.  The Bylaws of the Registrant provide for the indemnification of directors, officers, employees and agents to the maximum extent permitted by law.

Item 7.  Exemption from Registration Claimed

Not applicable

Item 8.  Exhibits

The following exhibits are filed herewith or incorporated herein by reference as a part of the Registration Statement.

Exhibit Number	Description

4.1	Specimen of Registrant’s Common Stock certificate *

23.1	Consent of Dixon Hughes PLLC (filed herewith)

24.1	Power of Attorney (filed herewith)

99.1	Crescent State Bank Employees’ 401(k) Plan (filed herewith)

* Incorporated by reference to Registrant’s Annual Report on 10-KSB for the year ended December 31, 2001 as filed with the SEC on March 27, 2002.

Item 9.  Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

 (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on July 14, 2009.

CRESCENT FINANCIAL CORPORATION

By:	/s/ Michael G. Carlton
Michael G. Carlton
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities on July 14, 2009.

SIGNATURE	CAPACITY

/s/ Michael G. Carlton	Director, President and Chief Executive Officer
Michael G. Carlton

/s/ Bruce W. Elder	Vice President and Secretary
Bruce W. Elder	(Principal Financial Officer and Principal
Accounting Officer)

/s/ Brent D. Barringer *	Director
Brent D. Barringer

/s/ William H. Cameron*	Director
William H. Cameron

/s/ Bruce I. Howell*	Director
Bruce I. Howell

/s/ James A. Lucas*	Director
James A. Lucas

/s/ Kenneth A. Lucas*	Director
Kenneth A. Lucas

/s/ Sheila Hale Ogle*	Director
Sheila Hale Ogle

/s/ Charles A. Paul*	Director
Charles A. Paul

/s/ Francis R. Quis, Jr.*	Director
Francis R. Quis, Jr.

/s/ Jon S. Rufty*	Director
Jon S. Rufty

/s/ Jon T. Vincent *	Director
Jon T. Vincent

/s/ Stephen K. Zaytoun *	Director
Stephen K. Zaytoun

* By:	/s/ Michael G. Carlton
Michael G. Carlton
Attorney-in-fact

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on July 14, 2009.

CRESCENT STATE BANK EMPLOYEES’ 401(k) PLAN

By:	/ s/ Bruce W. Elder
Bruce W. Elder
Vice President and
Plan Trustee

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

4.1	Specimen of Registrant’s Common Stock *

23.1	Consent of Dixon Hughes PLLC

24.1	Power of Attorney

99.1	Crescent State Bank Employees’ 401(k) Plan

* Incorporated by reference to Registrant’s Annual Report on 10-KSB for the year ended December 31, 2001 as filed with the SEC on March 27, 2002.